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                                                                      Exhibit 99

MEDIA CONTACTS:
---------------
Bryan Haviland
Nationwide Financial
(614) 677-7767

Jeff Botti
Nationwide Financial
(614) 249-6339

FOR IMMEDIATE RELEASE

January 19, 2000

     Nationwide Financial Subsidiary Launches Innovative Service Model For
                     Public Sector Group Retirement Market


             Nationwide Retirement Solutions Customers Will Benefit
               from Greater Access, Choice and Education Services

COLUMBUS, Ohio - Nationwide Financial (NYSE: NFS) today announced plans to launch a direct marketing and support model in February at its Nationwide Retirement Solutions subsidiary that will enable participants of public sector sponsored retirement programs to conduct more transactions via voice technology and the Internet. Coinciding with this move will be enhanced support for plan sponsors, as well as a repositioning of the company's field representatives to focus on retirement education.

"Our public sector customers are demanding more choices in how they can access our services, including online enrollment and self-service transactions," said Joseph J. Gasper, president and chief operating officer of Nationwide Financial. "The convergence of increased customer demand for education and services and the rapid development of voice response and e-commerce technologies are driving this move.

"This transformation of our sales force and implementation of our direct and e-commerce solutions provide a more efficient, seamless solution to satisfy our customers' need for immediate access and service. This new model also enables us to take advantage of the significant growth opportunities that exist in the public sector marketplace."

Education, 24-Hour Service Access Provides Greater Benefits to Customers

         The new initiatives will provide Nationwide Retirement Solutions customers with a variety of benefits, including:

  o A greater focus on participant education, with retirement specialists and online education available to provide information and answer questions

  o Enhanced participant servicing through increased numbers of retirement specialists available through the company's toll-free customer service number

  o Enhanced employer servicing through the implementation of a new employer servicing unit and account executives

                                     -more-

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NATIONWIDE RETIREMENT SOLUTIONS ANNOUNCES NEW INITIATIVES - PAGE 2


  o Web site improvements phased in over the course of 2000, including participant enrollment, ad hoc employer reporting, site customization, and education and consulting capabilities, which will make the Nationwide web site the most robust in the industry


As a result of the company's new focus on the group marketplace, the company will reduce its national sales force of 400 representatives. In turn, a new organization will be built which includes 160 field representatives and an expanded internal sales and service team for both employers and participants. Duane Meek, president of Nationwide Retirement Solutions explained that the company will exit its individual business, including the K-12/403(b) market.

Meek said, "This new business model is our response to better serve the evolving needs of the public sector and non-profit retirement plan market. Although making field sales force reductions was a difficult decision, by streamlining our processes and changing our approach to sales and service we will enhance our ability to grow and improve the way we take care of our customers.

"Our customers demand greater access to customized information, whenever they want it. The technologies we are employing will enable us to build upon our service leadership, and will provide better value to the customer as well."

Nationwide Retirement Solutions was formed in 1998 from the merger of Public Employees Benefits Services Corporation (PEBSCO) and National Education Association Valuebuilder Investor Services (NEAVIS). Previously, PEBSCO and NEAVIS were independently managed and operated subsidiaries of Nationwide Financial. PEBSCO served the public sector, and NEAVIS served the non-profit and education markets, providing employer-sponsored retirement savings plans.

The new company, Nationwide Retirement Solutions, was created to reflect its broad range of retirement services and to expand and compete in new markets. Nationwide Retirement Solutions and its affiliates serve more than 10,000 public sector employers representing more than one million participants throughout the United States. The company administers more than $24 billion in governmental plan assets.

Nationwide Financial are part of the Nationwide, a Columbus, Ohio-based Fortune 500 company and one of the country's largest diversified insurance and financial services organizations.


                                      # # #

         Securities are offered through Nationwide Investment Services Corporation, member NASD. In Michigan only, Nationwide Investment Svcs. Corporation.